SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities and Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant  ☒                                                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant under Rule 14a-12

DCP Holding Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 24, 2011

Dear DCP Holding Company Shareholder:

We invite you to attend our Annual Meeting of Shareholders on Wednesday, April 27, 2011, at 6:30 p.m., local time, at the Sharonville Convention Center, 11355 Chester Road, Sharonville, Ohio 45241.

At the meeting, we will ask you to elect six members of the Board of Directors, and you will be asked to provide an advisory vote on our executive compensation and the frequency of holding such advisory votes in the future. We will also review the progress of the Company during the past year and you will have the opportunity to ask questions. The attached Notice of Annual Meeting of Shareholders and Proxy Statement describes the business we will conduct and provides information about the Company that you should consider when you vote your shares.

On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to greeting as many of our shareholders as possible.

Sincerely,

/s/ Stephen T. Schuler, DMD	/s/ Anthony A. Cook
STEPHEN T. SCHULER, DMD	ANTHONY A. COOK
Chairman of the Board	President, Chief Executive Officer and Director

DCP HOLDING COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 27, 2011

To Our Shareholders:

The Annual Meeting of Shareholders (the “Annual Meeting”) of DCP Holding Company, an Ohio corporation (the “Company”), will be held on Wednesday, April 27, 2011, at 6:30 p.m., local time, at the Sharonville Convention Center, 11355 Chester Road, Sharonville, Ohio, for the following purposes:

1.	To elect six members of the Board of Directors to serve until the 2013 Annual Meeting;

2.	To hold a non-binding advisory vote on executive compensation;

3.	To hold a non-binding advisory vote on the frequency of holding an advisory vote on executive compensation;

4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only shareholders of record of DCP Holding Company’s Class A Common Shares at the close of business on March 4, 2011 are entitled to notice of and to vote at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, please vote as soon as possible by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the Annual Meeting may vote in person even if he or she has voted using the proxy card by revoking his or her proxy prior to the vote being taken.

By Order of the Board of Directors

/s/ Fred Bronson, DDS
FRED BRONSON, DDS
Sharonville, Ohio	Secretary
March 24, 2011

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY COMPLETING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 27, 2011:

This proxy statement and the Company’s 2010 Annual Report to Shareholders are also available at: www.dentalcareplus.com/eproxy

DCP HOLDING COMPANY

PROXY STATEMENT

General

The Company is soliciting the enclosed proxy for use by our Board of Directors (the “Board”) at our Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, April 27, 2011, at 6:30 p.m., local time, and at any postponement or adjournment thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Sharonville Convention Center, 11355 Chester Road, Sharonville, Ohio 45241, and the telephone number at that location is (513) 771-7744.

The cost of this solicitation will be borne by the Company. In addition to solicitation of proxies by mail, Company employees may solicit proxies by telephone, facsimile or electronic mail.

If you sign and return the enclosed proxy card, your vote will be cast as indicated on the card. Your presence at the Annual Meeting will not, in and of itself, revoke your proxy. However, you may revoke your proxy anytime before it is exercised by delivery to us of a new, later-dated proxy, or by giving written notice to us before or at the Annual Meeting. Notice of revocation of your proxy prior to the Annual Meeting should be delivered to DCP Holding Company, Secretary, at the Company’s corporate headquarters, 100 Crowne Point Place, Sharonville, Ohio 45241-5427.

The Company is authorized to issue 7,500 Class A Redeemable Common Shares, without par value (hereinafter the “Class A Common Shares”), 100,000 Class B Redeemable Common Shares, without par value (hereinafter the “Class B Common Shares”), and 100,000 preferred shares, without par value. As of March 4, 2011, the record date for the determination of holders of Class A Common Shares entitled to notice of, and to vote at, the Annual Meeting, there were 608 Class A Common Shares outstanding that were held of record by 608 shareholders, 7,476 Class B Common Shares outstanding that were held of record by 629 shareholders, 330 preferred shares, which have been designated as Provider Preferred Shares (“Provider Preferred”) outstanding that were held of record by three shareholders and 300 preferred shares, which have been designated as Institutional Preferred Shares (“Institutional Preferred”) outstanding that were held of record by one shareholder. Class A Common Shares are entitled to one vote per share on all matters submitted to a vote of shareholders, but do not have the right to vote cumulatively in the election of directors. The Class B Common Shareholders, Provider Preferred Shareholders and Institutional Preferred Shareholders do not have voting rights, except as provided by law. Class A Common Shares may be convertible into Class B Common Shares at any time at the option of and without cost to the shareholder. The Class B Common Shares, Provider Preferred Shares and Institutional Preferred Shares do not have any conversion rights.

The holders of a majority of our outstanding Class A Common Shares on the record date must be present or represented by proxy at the Annual Meeting of Shareholders to constitute a quorum.

This proxy statement, the accompanying Notice of Annual Meeting of Shareholders, the enclosed proxy card and 2010 Annual Report to Shareholders are first being sent to shareholders on or about March 24, 2011.

Voting

How to vote. Class A shareholders may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. If desired, provided that you have properly revoked your proxy (see above), you can change your vote at the meeting.

How proxies work. The Board of Directors is asking for your proxy. By giving a proxy you authorize the persons named to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of the director candidates. All proxies properly signed will, unless a different choice is indicated, be voted “FOR” the election of all nominees for Directors proposed by the Board of Directors, “FOR” approval of the advisory vote on our executive compensation, and “FOR” the option of once every two years as the frequency for holding advisory votes on our executive compensation. Although we do not currently anticipate that any other matters will be raised at the meeting, if any other matters come before the meeting or any postponement or adjournment, each proxy will be voted in the discretion of the individuals named as proxies on the card.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Class A Common Shares, Class B Common Shares and Provider Preferred Shares of DCP Holding Company as of March 4, 2011 for the following: (1) each of our Named Executive Officers; (2) each of our directors; and (3) our directors and executive officers as a group. No person beneficially owns more than 5% of DCP Holding Company’s Class A Common Shares.

	Number and Class of Shares Beneficially Owned				Percent of Class
NAME OF BENEFICIAL OWNER	Class A	Class B	Provider Preferred	Institutional Preferred	Class A	Class B	Provider Preferred	Institutional Preferred
Fred J. Bronson	1	33	0		*	*	*
Michael Carl	1	11	0		*	*	*
Jack M. Cook	0	18	0		*	*	*
Ross A. Geiger	0	12	0		*	*	*
Roger M. Higley	1	21	85		*	*	25.76%
David A. Kreyling	1	11	0		*	*	*
James E. Kroeger	0	12	0		*	*	*
Donald J. Peak	0	12	0		*	*	*
Fred H. Peck	1	11	0		*	*	*
Molly Meakin-Rogers	0	76	0		*	*	*
Stephen T. Schuler	1	54	20		*	*	6.06%
Mark Zigoris	1	53	0		*	*	*
Anthony A. Cook	0	0	0		*	*	*
Robert C. Hodgkins, Jr.	0	0	0		*	*	*
Ann Young	0	0	0		*	*	*
Laura S. Hemmer	0	1	0		*	*	*
Jodi M. Fronczek	0	0	0		*	*	*
Directors / Officers as a group	7	325	105		1.15%	4.35%	31.82%

*	Less than one percent (1%)

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Our Board of Directors currently has thirteen members and is divided into two classes, with Class I consisting of seven members and Class II consisting of six members. The members of each class are elected to serve a two-year term with the term of office for each class ending in consecutive years. At this year’s Annual Meeting, the terms of our Class II directors will expire. The directors named below are the current Class II directors who have been recommended by the Corporate Affairs Committee and nominated for re-election to the Board by a majority of the independent directors. The term of office of each person elected as a Class II director will continue until the 2013 Annual Meeting of Shareholders.

You cannot vote for a greater number of persons than the number of nominees named in this proxy statement. If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors intends that proxies will be voted for the election of a substitute nominee designated by the Board of Directors as recommended by a majority of the independent directors. The following information is furnished with respect to each person nominated for election as a director.

Recommendation

The Board of Directors recommends that you vote “FOR” the election of the six nominees listed below.

DIRECTOR NOMINEES

Name	Age	Period of Service as a Director	Term Expires in:
Fred J. Bronson, DDS	76	1999 to date	2011
Jack M. Cook, MHA	66	2002 to date	2011
Fred H. Peck, DDS	50	1988 to date	2011
Molly Meakin-Rogers, MBA, CPA	53	1989 to date	2011
Stephen T. Schuler, DMD	63	1998 to date	2011
Mark Zigoris, DDS	74	1988 to date	2011

Dr. Fred Bronson has been engaged in the private practice of general dentistry in the Cincinnati, Ohio area since 1962. Dr. Bronson has been Secretary of Dental Care Plus since March 10, 2004 and Secretary of the Company since the reorganization of Dental Care Plus. In addition, Dr. Bronson has served as a minister and pastor of a local church in Cincinnati for the last 25 years. He currently serves on the Corporate Affairs and Clinical Affairs Committees. In addition to his industry experience and qualifications described above, the Company believes Dr. Bronson should continue to serve as a director because of his continuous involvement with the Company since its inception in 1986 and because he is highly regarded in the dental profession and organized dentistry in Cincinnati. He has been an effective corporate secretary and has made significant contributions to his board committees.

Mr. Jack Cook is a retired health care executive. He was a senior consultant with the Compass Group in Cincinnati from 2001 through 2009. Mr. Cook served as President and Chief Executive Officer of The Health Alliance of Greater Cincinnati, President of The Christ Hospital and founding president of the managed care network called Healthspan since his recruitment to Cincinnati in 1983 until 2001. He attended the University of North Carolina and Duke University, earning a B.S. degree in Business and a Master’s degree in Hospital Administration. Mr. Cook also served on the Board and the Audit Committee of a local bank from 1992 through 2004. Mr. Cook is presently Chairman of the Board’s Corporate Affairs Committee. In addition to his industry experience and qualifications described above, the Company believes Mr. Cook should continue to serve as a director because of his experience as the CEO of a local hospital / hospital system for over 25 years where he developed strong skills and experience in organizational governance and management, board relations, and financial and marketing management.

Dr. Fred Peck has been engaged in the private practice of general dentistry in the Cincinnati, Ohio area since 1986. Dr. Peck was first nominated to served on the Board of Directors of Dental Care Plus in 1988 and has been a director of Dental Care Plus and the Company continuously since that time. He has also been the Treasurer of Dental Care Plus since 1990 and the Treasurer of the Company since the reorganization of Dental Care Plus. Dr. Peck was the Chairman of the Company’s Utilization Review and Quality Assurance Committee from 1989 through 2009 and became the Chairman of the Board’s Clinical Affairs Committee in July of 2009. In addition to his industry experience and qualifications described above, the Company believes Dr. Peck should continue to serve as a director because he brings to the Board an exceptional level of clinical expertise. He is a long standing member of the Cincinnati Dental Society Scientific Program Committee and served as Chairman of this committee in 2001 and 2008. He is an Accredited Member of the American Academy of Cosmetic Dentistry and is a lecturer for the University of Cincinnati Hospital dental residents in cosmetic dentistry and the Raymond Walter Dental Hygiene Program in cosmetic dentistry.

Ms. Molly Meakin-Rogers has been the Director of Reimbursement at St. Elizabeth Medical Center (SEMC) since 2000. Before joining SEMC, she served as a consultant to SEMC, as well as Johnson & Johnson and other local health care agencies. From 1987 to 1998, she was an Assistant Professor of Finance in the Masters of Health Administration Program at Xavier University. Ms. Rogers was employed by the accounting firm of Ernst & Whinney for eight years previous to her position with Xavier University. She is a Board member of the Carmel Manor Nursing Home. She has also served on several community boards and is a licensed Certified Public Accountant. Ms. Rogers currently serves on the Board’s Audit and Finance Committees. In addition to her industry experience and qualifications described above, the Company believes Ms. Rogers should continue to serve as a director because she brings to the Board of Directors an excellent background in accounting and finance in the health care industry and a unique perspective relative to provider fee schedule and reimbursement issues. She is an effective member of the Company’s Finance and Audit Committees.

Dr. Stephen Schuler has been engaged in oral and maxillofacial surgery in the Northern Kentucky area since 1974. He is the President of Oral Facial Surgery Associates, a past President of the Kentucky Board of Dentistry, a past President of the Kentucky Society of Oral and Maxillofacial Surgery and a past Chairman of the Board of Kentucky Dental Association. Dr. Schuler is presently the Chairman of the Board of Directors of the Company and serves on the Finance and Corporate Affairs Committees. Dr. Schuler was the Vice Chairman of Dental Care Plus from 2001 to 2005 and the Vice Chairman of the Company from the reorganization of Dental Care Plus through 2005. He became the Chairman of the Board of the Company effective January 2006. In addition to his industry experience and qualifications described above, the Company believes Dr. Schuler should continue to serve as a director because he is a licensed, practicing oral & maxillofacial surgeon with many years of relevant experience and a strong working knowledge of the dental benefits industry. He works on a daily basis with many dental providers and member patients of the Company and understands the specific needs and concerns of both dental providers and members. Since his nomination to the Company’s Board of Directors in 1998, Dr. Schuler has served on nearly every board committee. He has a thorough knowledge of all facets of the Company’s business.

Dr. Mark Zigoris has been engaged in the specialty practice of periodontics since 1966 and has served as Professor and Chairman of the Department of Periodontics from 1966 to 1983 at the University of Louisville School of Dentistry, and as Professor and Chairman of the Department of Preventative Dental Sciences at King Saud University, Saudi Arabia, from 1983 to 1986. He has been engaged in the private practice of periodontics in the Cincinnati, Ohio area since 1986. He is currently the President of the Sycamore Glen Condominium Owners Association and a member of the Board of Directors of the Buckeye Scholarship Foundation and of VP—AHEPA.127 Inc. (a senior citizen housing project). Dr. Zigoris currently serves on the Corporate Affairs and Clinical Affairs Committees. In addition to his industry experience and qualifications described above, the

Company believes Dr. Zigoris should continue to serve as a director because of his expertise in periodontics, an important specialty in dentistry, and because of his continuous involvement with the Company since it inception in 1986. He also has strong connections with the University of Louisville School of Dentistry that have been important with the Company’s market expansion to Louisville and other parts of Kentucky. He has been an active and participatory board member and has made significant contributions to his board committees.

Class I Directors – Terms Ending in 2012

Current Class I directors whose terms continue until the Annual Meeting of Shareholders in 2012:

Name	Age	Period of Service as a Director	Expiration of Term for which Proposed:
Michael Carl, DDS	51	2004 to date	2012
Anthony A. Cook, MS, MBA	60	2008 to date	2012
Ross A. Geiger	44	2001 to date	2012
Roger M. Higley, DDS	72	2000 to date	2012
David A. Kreyling, DMD	57	1996 to date	2012
James E. Kroeger, MBA, CPA	55	2006 to date	2012
Donald J. Peak, CPA	57	2001 to date	2012

Michael Carl, DDS has been engaged in the private practice of general dentistry in Cincinnati, Ohio since 1986. He has served as Vice President and President of the Cincinnati Dental Society. Previously he was also a member of the Cincinnati Dental Society Nominating and Peer Review Committees. Dr. Carl was previously a delegate with the Ohio Dental Association. He is a member of the Alpha Omega Dental Fraternity and served as President in 2001. Dr. Carl graduated from Ohio State University in 1985, which was followed by a general practice residency at Mt. Sinai Hospital in Cleveland, Ohio in 1985 and 1986. He is a member of the Cincinnati Dental Association, Ohio Dental Association and the American Dental Association. Dr. Carl currently provides dental services to the residents of four local area nursing homes and participates in the Ohio Dental Options program. He currently serves on the Company’s Audit and Clinical Affairs Committees. In addition to his industry experience and qualifications described above, the Company believes Dr. Carl should continue to serve as a director because of the perspective he brings to the Board as a Cincinnati-based general dentist who has been highly active in many key Cincinnati and Ohio dental organizations and associations.

Mr. Anthony Cook has been President and Chief Executive Officer of Dental Care Plus since February 2001 and, upon reorganization of Dental Care Plus, also assumed this position for the Company. Mr. Cook has over 30 years of management experience in the health care industry. He has HMO experience as a Plan Administrator, the Director of Health Systems for the largest Blue Cross and Blue Shield HMO in Ohio, as well as the Executive Director of a provider-owned health plan. Before arriving at Dental Care Plus, Mr. Cook consulted with health care organizations in developing capabilities to succeed in a managed care environment. Mr. Cook has a bachelor’s degree in psychology and a master’s degree in guidance and counseling from Youngstown State University as well as a Master of Business Administration degree from Baldwin-Wallace College in Cleveland, Ohio. In addition to his industry experience and qualifications described above, the Company believes Mr. Cook should continue to serve as a director because of his strong knowledge of the managed dental benefits industry and because it is customary and appropriate for a company’s CEO to serve as a director.

Ross A. Geiger has been a Vice President at Key Bank since 2007. Prior to joining Key Bank, Mr. Geiger was a Vice President for Wells Fargo Business Credit from 2004 to 2007. Mr. Geiger served as a Vice President at Fifth Third Bank from 1998 to 2004 and as Director of Operations at United Medical Resources from 1994 to 1998. Mr. Geiger received a Bachelor of Arts degree from the University of Cincinnati in 1990. He is a member of the Tristate Association for Corporate Renewal, the Association for Corporate Growth, the Turnaround Management Association, the Greater Cincinnati Venture Association and the Louisville Venture Club. Mr. Geiger currently serves on the Audit and Corporate Affairs Committees. In addition to his industry experience and qualifications described above, the Company believes Mr. Geiger should continue to serve as a director because of his 20 years of diversified financial services experience from group health insurance to commercial banking that are very applicable to the financial and operational issues of the Company. Given that Mr. Geiger is very familiar with other sources of junior capital including debt and equity, he is able to assist the Company with its growth strategies that require either conventional or alternative financing.

Roger M. Higley, DDS has been engaged in the private practice of general dentistry in Cincinnati, Ohio since 1969. He is the Treasurer of Westwood United Methodist Church and has served in the past as a director and the Secretary of Westwood Homestead Bank, the Secretary of the Cincinnati Dental Society, the President of Gray Museum and the President of Kiwanis Club of Cheviot. Dr. Higley currently serves on the Audit and Clinical Affairs Committees. Dr. Higley was named the Vice Chairman of the Company in January 2006. In addition to his industry experience and qualifications described above, the Company believes Dr. Higley should continue to serve as a director because of his continuous involvement with the Company since it inception in 1986 and because he is well known to many of the dentist shareholders on the west side of Cincinnati. In addition, Dr. Higley has over 15 years of experience serving on the Board of Directors of a local bank which has provided him with experience and skills in both corporate governance and corporate finance. Also since 2006, Dr. Higley has been an active member of the Company’s Audit Committee, a committee that has taken on a high level of responsibility relative to SEC reporting, regulatory compliance and risk oversight.

David A. Kreyling, DMD has been engaged in the private practice of general dentistry in the Florence, Kentucky area since 1980 and has served as President of the Northern Kentucky Dental Society. Dr. Kreyling currently serves on the Finance and Corporate Affairs Committees. In addition to his industry experience and qualifications described above, the Company believes Dr. Kreyling should continue to serve as a director because he is a representative of our Northern Kentucky area dentists. Dr. Kreyling has also developed strong finance and benefits and compensation skills and experience during his prior terms as a Director.

James E. Kroeger, MBA, CPA has been the Director of Internal Audit at The Midland Company since 2004. Prior to joining The Midland Company, he was a Firm Director in the Audit and Assurance practice of Deloitte & Touche LLP in Cincinnati, Ohio. He was with Deloitte for approximately 25 years, specializing in auditing insurance and health care entities, and developed a deep technical expertise in the insurance industry. He is currently a member of the Board of Trustees of the Mercy Health Partners Foundation and serves on the Finance Committee of that Board, and he is a member of the Finance Committee of Mercy Health Partners of Southwest Ohio. He is also a member of the Finance Committee of the University of Cincinnati Alumni Association. Mr. Kroeger currently is the Chairman of the Audit Committee and serves on the Finance Committee. Mr. Kroeger was recruited to serve on the Company’s Board of Directors in 2006 when the Company was in the process of preparing and filing its initial Form 10 with the U.S. Securities and Exchange Commission and has been designated as the Audit Committee’s financial expert in accordance with SEC regulations. In addition to his industry experience and qualifications described above, the Company believes Mr. Kroeger should continue to serve as a director because of his extensive experience in auditing publicly-traded insurance companies, his technical expertise in the insurance industry and his significant experience with SEC regulations. Since becoming a Board member in 2006, Mr. Kroeger has been instrumental in the establishment of a strong internal audit function for the Company. He possesses the requisite experience and skill to continue to serve as the Chairman of the Company’s Audit Committee.

Donald J. Peak, CPA has been the Director of Reimbursement and Financial Analysis for Deaconess Long Term Care since 2009. Prior to joining Deaconess Long Term Care, he was a shareholder, board member and President / CEO of several closely held corporations. Mr. Peak was also previously employed by Deloitte & Touche and Ernst & Whinney. Mr. Peak received a Bachelor of Science degree from Indiana State University. He is currently a member of the American Institute of Certified Public Accountants and the Healthcare Financial Management Association. Mr. Peak is presently Chairman of the Board’s Finance Committee. In addition to his industry experience and qualifications described above, the Company believes Mr. Peak should continue to serve as a director because he has over 15 years of experience as an owner, board member and officer of privately held companies and has over 30 years of experience with healthcare finance. He is also very knowledgeable in the area of information technology that is a key success factor for the Company as we strive to use information technology to increase productivity and reduce administrative costs.

Director Independence

Our Board of Directors has determined that each of the following members is an “independent director” as defined by the listing standards of The Nasdaq Stock Market: Jack M. Cook, Ross A. Geiger, James E. Kroeger, Donald J. Peak, and Molly Meakin-Rogers. The following directors are not an “independent director” as defined by the listing standards of The Nasdaq Stock Market due to their status as a participating provider with Dental Care Plus, Inc. or status as an employee of the Company: Fred J. Bronson, Michael Carl, Roger Higley, David A. Kreyling, Fred H. Peck, Stephen T. Schuler, Mark Zigoris and Anthony A. Cook.

Board Leadership Structure and Risk Oversight

Our Board of Directors consists of seven dentist directors and six non-dentist directors. The Chairman of the Board, the Vice Chairman, the Secretary and the Treasurer are all required to be dentist directors. The President and Chief Executive Officer is a non-dentist director and not permitted to serve as Chairman of the Board. Company risk management is the responsibility of the CEO and the CFO. The Board of Directors has delegated the responsibility for risk oversight to the Audit Committee (see Audit Committee).

Meetings and Committees

Our Board of Directors held a total of nine meetings during 2010 and also took certain actions by written consent. All incumbent directors during the last year attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which she or he has been a director) and (ii) the total number of meetings held by all committees on which he or she served. We invite, but do not require, our directors to attend the Annual Meeting. All of our directors attended the 2010 Annual Meeting of Shareholders.

Our Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board. Our Board of Directors had four standing committees during 2010: Audit, Finance, Clinical Affairs and Corporate Affairs.

Audit Committee. The Audit Committee’s members are James E. Kroeger, MBA, CPA, Chairman, Molly Meakin-Rogers, MBA, CPA, Roger M. Higley, DDS, Michael J. Carl, DDS, and Ross A. Geiger. The Committee met seven times in 2010 and conducted an Audit Committee educational session focused on internal control and compliance issues. The Audit Committee is responsible for facilitating the Board of Directors’ financial oversight responsibilities for DCP Holding Company. The Committee is also responsible for appointing, retaining, compensating, overseeing, evaluating and terminating the Company’s independent auditors. The Audit Committee alone has the authority to approve all audit engagement fees and terms, as well as all non-audit engagements with the independent auditors. The independent auditors report directly to the Audit Committee. The Audit Committee also prepares the Audit Committee Report as it appears in this Proxy Statement. The Board of Directors has determined that Mr. Kroeger is an “audit committee financial expert”, as defined under Regulation S-K Item 407(d)(5). In addition, Mr. Kroeger meets the independence standards applicable to Audit Committee members under SEC’s rules for companies listed on The Nasdaq Stock Market. Mr. Geiger, Mr. Kroeger and Ms. Rogers are “independent” as such term is defined for audit committee members by the listing standards of The Nasdaq Stock Market. The Audit Committee has a charter that includes its risk assessment duties and responsibilities. Periodically the Audit Committee discusses with senior management the Company’s significant financial and non-financial risks and the steps management has taken to monitor and mitigate such risks. A copy of the charter is attached as an Appendix to this proxy statement. The charter is not available on the Company’s website.

Finance Committee. The Finance Committee’s members are Donald J. Peak, CPA, Chairman, Stephen T. Schuler, DMD, Molly Meakin-Rogers, MBA, CPA, David A. Kreyling DMD, and James E. Kroeger, MBA, CPA. The Committee met twelve times in 2010. The Finance Committee is responsible for assisting the Board of Directors in fulfilling its responsibilities for reviewing and monitoring financial performance, budget development and strategic financial planning of the Company and its subsidiaries. The Finance Committee also: (a) provides advice and counsel as requested by management in the review of opportunities for investment in businesses anticipated to contribute to the Company’s growth and profit objectives; (b) provides advice and counsel as requested by management in the review of decisions on significant investment in the Company’s business, such as real estate, buildings, equipment and technology and (c) reviews and makes a recommendation to the full Board regarding the Company’s investment to the extent a business or investment opportunity is financially or strategically material to the Company.

Clinical Affairs Committee. The Clinical Affairs Committee’s members are Fred H. Peck, DDS, Chairman, Fred J. Bronson, DDS, Roger Higley, DDS, Michael Carl, DDS and Mark Zigoris, DDS. The Committee met twelve times during 2010. The Clinical Affairs Committee is charged with reviewing service patterns of providers and requests for pretreatment estimates that do not clearly meet Company standards. The Clinical Affairs Committee is also charged with retrospective review of covered services provided by dentists to determine whether the frequency and nature of the services are in compliance with standards adopted by the Clinical Affairs Committee. The Clinical Affairs Committee may recommend that the participating agreement of a dentist who is not in compliance with these standards be terminated, suspended or not renewed, or that benefits paid to the provider for particular services rendered by him or her be reduced. The Clinical Affairs Committee also has oversight over the credentialing of new dentist providers that apply to be participating providers in our provider networks. This committee oversees the periodic re-credentialing of dentist providers already in one of our existing provider networks and evaluates whether a dentist should be terminated from one of the provider networks if an action is filed against the dentist with a state department of insurance or other regulatory agency or the provider loses his medical malpractice insurance coverage due to an adverse claim. The Clinical Affairs Committee is also charged in part with determining whether all participating dentists maintain good standing with regulatory agencies. The recommendations of the Clinical Affairs Committee are forwarded to our Board of Directors for consideration and appropriate action.

Corporate Affairs Committee. The Corporate Affairs Committee’s (the “Committee”) members are Jack M. Cook, MHA, Chairman, Fred J. Bronson, DDS, Ross A. Geiger, David A. Kreyling, DMD, Stephen T. Schuler, DMD, and Mark Zigoris, DDS. The Committee does not have a charter. Jack M. Cook and Ross Geiger are “independent” as such term is defined by the listing standards of The Nasdaq Stock Market. The Committee met nine times during 2010. The Corporate Affairs Committee is responsible for the following functions:

1) Benefits and Compensation – The Committee is responsible for discharging the responsibilities of the Board with respect to the compensation of our executive officers. The Committee sets performance goals and objectives for the chief executive officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Committee retains the services of a compensation consultant and considers recommendations from the Chief Executive Officer and the Chairman of the Board with respect to goals and compensation of the other executive officers. The Committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the Committee. The Committee is responsible for administering our management equity incentive plans. The Committee also periodically reviews compensation and equity-based plans and makes its recommendations to the Board with respect to those plans.

The Committee: (a) reviews and establishes the compensation and benefits for the Company’s Named Executive Officers (defined below) and reports these decisions to the Board of Directors; (b) reviews the compensation and benefits for the Company’s other senior executive officers; (c) reviews the design of and administers, as appropriate, the Company’s broad-based incentive plans; (d) determines and establishes the appropriate retirement and severance packages and benefits to be given by the Company to our Named Executive Officers; (e) monitors the conformity of the aforementioned compensation and incentive packages with various laws and regulatory considerations pertaining to compensation matters; and (f) prepares the Benefits and Compensation Report for inclusion in this Proxy Statement.

2) Corporate Governance – The Corporate Affairs Committee: (a) reviews the independence and other qualifications of Board members, considering questions of possible conflicts of interest among Board members or management and DCP Holding Company and its subsidiaries, and monitoring all other activities of Board members or management that could interfere with such individuals’ duties to DCP Holding Company; (b) provides periodic review of Board performance and compensation and reports its findings to the Board; and (c) makes recommendations to the Board concerning the composition, size, structure and activities of the Board and its committees.

3) Nominating – Another function of the Corporate Affairs Committee is to recommend to the full Board of Directors persons to be nominated for election as directors. The Corporate Affairs Committee considers nominees recommended by holders of Class A Common Shares (each an “Eligible Nominating Shareholder”), provided that such nominations are submitted in writing to Stephen T. Schuler, DMD, 100 Crowne Point Place, Sharonville, Ohio 45241, not later than February 1 preceding the Annual Meeting. In its evaluation the Committee does not distinguish between nominees identified by the Committee and nominees recommended by shareholders.

Director Nomination Process

The Corporate Affairs Committee has adopted a policy regarding director nominations (the “Policy”). The Policy establishes qualifications and factors for selection of persons to be nominated to serve as directors. Those factors reflect the Corporate Affairs Committee’s belief that a candidate for the Board should demonstrate experience or expertise needed to offer meaningful and relevant advice and guidance to management, possess the proven ability to exercise sound business judgment, and have consistently demonstrated the highest personal integrity and ethics. The Corporate Affairs Committee evaluates candidates taking into consideration, among other things, the current composition of the Board, the Company’s operations and its plan for the future, long-term interests of the Company and its shareholders, and the need to maintain a balance of knowledge, experience, and capabilities. The Policy is subject to periodic review and amendment by the Corporate Affairs Committee in consultation with other independent directors serving on the Company’s Board.

The Policy provides that the Corporate Affairs Committee will consider candidates who are duly recommended in writing by Eligible Nominating Shareholders. Each such submission must include a statement of the qualifications of the nominee, a consent signed by the nominee evidencing a willingness to serve as a director if elected, and a commitment by the nominee to meet personally with the Corporate Affairs Committee. In addition, in order for a recommendation to be considered by the Corporate Affairs Committee, the Recommendation Notice must contain, at a minimum, the following: the name, address, and telephone number of the Eligible Nominating Shareholder making the recommendation; the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; a written acknowledgment by the individual being recommended that he or she has consented to that recommendation and consents to the Company’s undertaking of an investigation into that individual’s background, experience and qualifications in the event that the committee desires to do so; any information not already provided about the person’s background, experience and qualifications necessary for the Company to prepare the disclosure required to be included in the Company’s proxy statement about the individual being recommended; the disclosure of any relationship of the individual being recommended with the Company or any of its subsidiaries or affiliates, whether direct or indirect; the disclosure of any relation of the individual being recommended with the Eligible Nominating Shareholder, whether direct or indirect; and, if known to the Eligible Nominating Shareholder, any material interest of such

Eligible Nominating Shareholder or individual being recommended in any proposals or other business to be presented at the Company’s Annual Meeting of Shareholders (or a statement to the effect that no material interest is known to such Eligible Nominating Shareholder).

The Corporate Affairs Committee determines, and reviews with the Board of Directors on an annual basis, the desired skills and characteristics for directors as well as the composition of the Board of Directors as a whole. This assessment considers the directors’ qualifications and independence, as well as diversity, age, skill and experience in the context of the needs of the Board of Directors. With respect to diversity considerations, the Committee seeks representation from general dentistry, dental specialists and oral surgeons for the dentist director seats on the Board. For the non-dentist director positions, the Committee looks for experience with key business areas such as corporate governance, financial reporting, risk management, insurance regulation, health care reimbursement and information technology. The Committee assesses the current directors relative to these diversity criteria and determines the qualifications needed from a new director candidate. In addition, the Committee periodically assesses the Board diversity criteria relative to the Company’s current needs and business environment.

At a minimum, directors should share the values of the Company and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to Board of Directors’ activities and the willingness to do so. In addition to the foregoing considerations, generally with respect to nominees recommended by shareholders, the Corporate Affairs Committee will evaluate such recommended nominees considering the additional information regarding them contained in the recommendation notices. When seeking candidates for the Board of Directors, the Committee may solicit suggestions from incumbent directors and management. Ultimately, the Corporate Affairs Committee will recommend to the Board of Directors prospective nominees who the Corporate Affairs Committee believes will be effective, in conjunction with the other members of the Board of Directors, in collectively serving the long-term interests of the Company’s shareholders.

To date, the Corporate Affairs Committee has not paid a fee to a third party for assistance in identifying and evaluating prospective nominees to stand for election to the Board of Directors. However, the Corporate Affairs Committee reserves the right to retain such services in the best interests of DCP Holding Company and its shareholders.

Communications with the Board of Directors

If you wish to communicate with the Board of Directors, you should mail a written statement of the purpose and substance of your desired communication to: DCP Holding Company, 100 Crowne Point Place, Cincinnati, Ohio 45241, Attention: Corporate Secretary. Your communication will be reviewed to determine its appropriateness by our Corporate Secretary. Our Corporate Secretary reserves the right not to forward to directors any abusive, threatening or otherwise inappropriate materials.

Required Vote

The six nominees receiving the highest number of votes of the shares present or represented and entitled to be voted shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business but have no other legal effect under Ohio law.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The primary role of the Audit Committee is to provide oversight and monitoring of DCP Holding Company’s management and the independent registered public accounting firm and their activities with respect to DCP Holding Company’s financial reporting process. In accordance with its written charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports and other financial information provided by the Company to any governmental body or to the public. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles in the United States of America. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2010, with management;

•

discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 114, as amended (AICPA Professional Standards, Vol. 1 AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

received from Deloitte & Touche LLP the written disclosures and letter from Deloitte & Touche LLP required by the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence; and

•	discussed with Deloitte & Touche LLP any relationships that may affect their objectivity and independence.

Based upon the review and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

James E. Kroeger, MBA, CPA, Chairman

Michael Carl, DDS

Ross A. Geiger

Roger M. Higley, DDS

Molly Meakin-Rogers, MBA, CPA

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Corporate Affairs Committee of the Board (the “Committee”) oversees DCP Holding Company’s executive officer compensation and equity-based programs. The Committee reviews and establishes the compensation and benefits for DCP Holding Company’s Named Executive Officers (defined below) and reviews the principles and strategies that guide the design of compensation plans and benefit programs for all of the Company’s senior executive officers. The Committee is composed entirely of non-employee members of the Board.

Objectives of Compensation Program

The Company’s compensation programs help recruit, retain and motivate a group of talented and diverse executives, rewarding them for profitable corporate performance and providing incentives for them to create short-term and long-term corporate stability and growth. Accordingly, the key components of the Company’s compensation package for its executives are base salary, benefits, short-term and long-term incentive compensation and other long-term incentives comprised of restricted share or unit awards. The level of these compensation components for the Company’s Named Executive Officers is determined by the Committee. The CEO is our principal executive officer and the CFO is our principal financial officer.

The Committee’s philosophy is that the Company will achieve its best results if its executives act and are rewarded as business owners. Ownership is not only about owning stock, but is also about being accountable for business results. Owners take initiative and responsibility for the assets of the business, including its employees. As executives progress to higher levels at the Company, their responsibilities and rewards will progress as well. Executive compensation programs affect all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.

We believe that the compensation of our executives should reflect their success as a management team, rather than individuals, in attaining key operating objectives, such as growth of membership, growth of operating revenue, growth of operating earnings and earnings per share and growth or maintenance of market share and long-term competitive advantage, and ultimately, in attaining an increased book value for our stock. We believe that the performance of the executives in managing our Company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We seek to have the long-term performance of our stock reflected in executive compensation through our management equity incentive plan.

Elements of Compensation; Determination of Amounts

Elements of compensation for our executives include: salary, short-term and long-term incentive compensation, health, disability and life insurance, limited perquisites and restricted share unit awards. Base salaries are set for our executive officers at the regularly scheduled November meeting of our Corporate Affairs Committee. At this meeting, the Committee also approves and adopts the management equity incentive plan for the new fiscal year and typically grants restricted share unit awards to all of our executives and certain other eligible employees. These executives and other eligible employees have the option to elect to defer their restricted share unit awards under the Company’s deferred compensation plan.

At the beginning of each fiscal year, including 2010, it has been the practice of the Committee to review the history of all the elements of each executive’s total compensation and compare the compensation of the executives with that of the executives in an appropriate market comparison group. At the fall meeting referred to above, the CEO makes compensation recommendations to the Committee with respect to the executives who report to him. Such executives are not present at the time of these deliberations. The Chairman of the Board then makes compensation recommendations to the Committee with respect to the CEO, who is absent from that meeting. The Committee may accept or adjust such recommendations and also determines the Chairman of the Board’s compensation.

We pay each element of compensation to attract and retain the executive talent, reward annual performance and provide incentive for a balanced focus on long-term strategic goals as well as short-term performance. The amount of each element of compensation is determined by or under the direction of the Committee, which uses the following factors to determine the amount of salary and other benefits to pay each executive:

•	performance against corporate and individual objectives for the previous year;

•	difficulty of achieving desired results in the coming year;

•	value of their unique skills and capabilities to support long-term performance of the Company;

•	performance of their general management responsibilities; and

•	contribution as a member of the executive management team.

These elements fit into our overall compensation objectives by helping to secure the future potential of our operations, facilitating our entry into new markets, providing proper compliance and regulatory guidance, and helping to create a cohesive team.

Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our Company and our shareholders. Likewise, we provide cash compensation in the form of base salary to meet competitive salary norms and reward good performance on an annual basis and in the form of bonus compensation to reward superior performance against specific short-term goals. We provide restricted share unit non-cash compensation to reward longevity and increased share value. The following items of corporate performance are taken into account in setting compensation policies:

•	membership, operating revenue and corporate earnings per our financial plan;

•	achievement of our strategic objectives; and

•	the book value of our Common Shares.

Compensation Consultant

Every two years, with the assistance of Management Recruiters International, an independent executive compensation consultant that reports directly to the Committee, the Committee evaluates the Company’s plans and programs for the CEO against current and emerging compensation practices in the insurance industry, legal and regulatory developments and corporate governance trends. Annually, the CEO, with the assistance of Employers Resource Association, evaluates the Company’s plans and programs for the Company’s executive staff against the current and emerging compensation practices in the insurance industry. In 2010, this review provided assurance that the Company’s compensation programs are designed to help attract and retain the talent necessary to maintain its long history of strong growth, profitability and shareholder returns.

The Committee annually examines the ongoing competitiveness of the Company’s executive compensation programs, reviews both Company and individual executive performance and reports compensation levels for each Named Executive Officer to the Board. The Committee works to ascertain and establish competitive levels of base compensation, short-term incentive compensation and long-term incentive awards for the CEO, CFO and other Named Executive Officers of DCP Holding Company. Annually, the Committee:

•

Reviews compensation levels of the CEO, CFO and other Named Executive Officers against independent surveys of managed care organizations and health insurance companies provided by our compensation consultants. As a part of this work, the Committee validates that total compensation paid is appropriate based on an analysis that compares the Company’s performance to the performance reported in these independent surveys.

•

Ensures that a significant portion of the total compensation packages for the CEO, CFO and other Named Executive Officers are performance-based and that compensation opportunities are designed to create incentives for above-target performance and consequences for below-target performance.

•	Approves the base salary compensation for the CEO, CFO and other Named Executive Officers.

•

Approves the target level of non-equity incentive plan compensation for the CEO, CFO and other Named Executive Officers and the Company performance goals that must be achieved in order for the CEO, CFO and Other Named Executive Officers to receive all or a portion of their non-equity incentive compensation.

•	Approves long-term incentive awards in the form of grants of restricted share units under the management equity incentive plan and the deferred compensation plan.

While the Committee is solely responsible for establishing the compensation level and components for the CEO, the CEO is responsible for evaluating the compensation level of the CFO and other Named Executive Officers and making compensation recommendations to the Committee. The CEO is also involved in establishing individual and departmental objectives and goals with the CFO and other Named Executive Officers and evaluating their performance on an annual basis.

Named Executive Officer Compensation

Base Salaries

It is the goal of the Committee to establish salary compensation for our executives based on our Company’s operating performance relative to companies of comparable size in our industry over a three to five year period. In setting base salaries for fiscal 2010, the Committee reviewed the research provided by our compensation consultants with respect to the salary compensation of officers with comparable qualifications, experience and responsibilities at companies in their recommended peer group. The Committee established our target for the total compensation level of for the CEO, CFO and other Named Executive Officers of DCP Holding Company at the midpoint of the range of compensation for comparable positions from the independent surveys of companies within the health insurance industry provide by our compensation consultants. We believe that this gives us the opportunity to attract and retain talented managerial employees both at the senior executive level and below. The Committee, in determining the base salaries for both the CEO and the CFO, considered several factors, including, but not limited to, the compensation payable to the chief executive officers and chief financial officers of various other companies, including other specialty insurance companies with comparable asset size and premium income.

Short Term Non-Equity Incentive Compensation

The Company has a management non-equity incentive plan which is designed to reward our executives for the achievement of shorter-term financial goals, principally annual increases in plan membership, operating revenue and net operating income. These corporate goals are established at levels that the Committee determines are achievable but also a significant challenge for the executive management team. It is the practice of the Committee to establish these Company performance goals prior to the beginning of the applicable performance year. It is our general philosophy that management be rewarded for their performance as a team in the attainment of these goals, rather than individually. We believe that this is important to aligning our executives and promoting teamwork. With the exception of Ms. Young, the Chief Sales and Marketing Officer, each executive is eligible to receive forty percent (40%) of his or her award based on the performance of the Company relative to the operating revenue goal discussed below and another forty percent (40%) of his or her award based on the performance of the Company relative to the net operating income goal discussed below. The remaining twenty percent (20%) of these awards under the plan are granted at the discretion of the Committee in the case of the CEO and at the discretion of the Committee and the CEO in the case of the CFO and other named executive officers.

In November of 2009, the Committee established the corporate goals for 2010: operating revenue of approximately $76.5 million for 2010, and net operating income of approximately $1.2 million for 2010. Under the terms of this plan, the target bonus payable for the CEO was established at 30% of his fiscal 2009 base salary. The target bonus amount for the CFO and the other named executive officers, with the exception of Ms. Young, was established at 18% to 20% of each officer’s fiscal 2010 base salary. These target bonus levels corresponded to our achievement of 103% of the operating revenue and net operating income as set forth in our financial plan for fiscal 2010. The target bonus level for Ms. Young, our Chief Sales and Marketing Officer, was established at $15,000 per quarter and $30,000 at the end of 2010 based on the achievement of specific plan membership and operating revenue performance goals for each quarter and profitability goals for the fiscal year as a whole.

Due to the net operating losses experienced by the Company during the first nine months of 2010, on December 8, 2010 the Board of Directors voted to eliminate all non-equity incentive compensation to the CEO, the CFO, the other Named Executive Officers and other bonus eligible management staff for fiscal 2010 unless the Company was able to achieve income before federal income tax of approximately $136,000. The CEO’s 2010 employment agreement was amended on December 16, 2010 consistent with this decision by the Board of Directors. The Company did not achieve its operating revenue and net operating income performance goals for 2010. Accordingly, the CEO was not awarded a bonus for 2010. The other Named Executive Officers, with the exception of Ms. Young, were not awarded a bonus for 2010. The non-equity incentive plan payments awarded to Ms. Young were made on a quarterly basis during 2010 based on the achievement of our plan membership and operating revenue performance objectives.

Long Term Non-Equity Incentive Compensation

In 2007, the Committee established a long term non-equity incentive arrangement for the CEO. This long-term non-equity incentive arrangement is intended to motivate the CEO to achieve long term success for the Company as well as assist in the retention of the CEO. This long-term non-equity incentive arrangement is designed to reward our CEO for increasing the aggregate book value of our Common Shares over the four year period from 2008 through 2011 and was included in the CEO employment contract for 2008. The CEO’s employment contracts for 2009 and 2010 also included this long term non-equity incentive arrangement for the period from 2009 through 2012 and 2010 through 2013, respectively. Also, a new four year performance period commences each year with the approval of the Committee.

The parameters of the CEO’s long term non-equity incentive arrangement for the period from 2010 through 2013 are shown below.

Level	Four Year Average % Increase in Book Value of Common Shares	Resultant Book Value of the Company’s Common Shares at 12/31/2013	Cash Compensation to CEO
Threshold	10%	$7,656,088	5% of 2010 base salary
Target	12%	$8,228,265	15% of 2010 base salary
Stretch	14%	$8,831,929	25% of 2010 base salary
Maximum	16%	$9,468,215	45% of 2010 base salary

If the four year average increase in the book value of the Company’s Common Shares is less than the threshold level of 10%, no long term incentive compensation will be paid to the CEO. No additional compensation is paid if the four year average increase in the book value of the Common Shares is greater than the maximum level of 16%. In addition, the compensation payable is calculated on a continuum between any two performance levels. If the target performance level is achieved during any two consecutive years prior to the end of the four year period, the CEO may elect to receive 50% of the applicable cash compensation. The Company has not achieved the threshold performance levels during 2008, 2009 and 2010 that would entitle the CEO to receive cash compensation under any of these long term non-equity incentive compensation arrangements.

Management Equity Incentive Plan

Our Management Equity Incentive Plan is the primary vehicle for offering long-term incentive compensation. We also regard our Management Equity Incentive Plan as a key retention tool. With respect to long-term incentive awards, the Committee implemented the 2006 DCP Holding Company Management Equity Incentive Plan, as amended, which ties a portion of executive compensation to restricted share unit awards that increase in value with the value of the Company’s Common Shares.

In 2010, the Committee granted to the CEO, the CFO and other Named Executive Officers a number of restricted share units (“RSUs”) with a book value at the beginning of the year equal to approximately 5% of each individual’s base salary. These grants were made at the regularly scheduled meeting of the Committee which was held in November of 2009 to be effective January 1, 2010. The Committee apprised the Board of Directors of these grants in December of 2009. An executive or key employee must be a Company employee for more than one year before becoming eligible to receive RSU grants. These RSUs vest over the course of a four year period, with 10% vesting in year one, 20% vesting in year two, 30% vesting in year three and 40% vesting in year four. There are no performance criteria associated with the vesting of these RSUs. The only requirement for vesting is that the individual is an employee of the Company at the end of the vesting year in question.

Deferred Compensation Plan

Because of the evolution of regulatory, tax and accounting treatment of equity incentive programs and because it is important to us to retain our executive officers and key employees, we realized that it is important that our executive officers and key employees can elect to receive their restricted share units as deferred compensation in lieu of taxable restricted share awards. Accordingly, the Company has established the DCP Holding Company Deferred Compensation Plan. Under the terms of the deferred compensation plan, our executives and key employees can elect to defer a portion of their cash compensation and their granted RSUs as they vest. Because deferred cash compensation and deferred RSUs can appreciate in value on a tax-deferred basis, we believe that this is a more efficient way to reward them for and motivate them toward superior long-term performance.

To measure the amount of our obligation to each participant under the plan, we maintain a separate bookkeeping record for each participant, which we refer to as an “account.” Participants may direct the investment of the portion of the account allocable to that participant in the certain mutual funds, or the participant may direct the investment to our tracking shares. We then credit or debit the participant’s account with earnings or losses based upon the performance results of the notional investment options selected by the participant. The participant may change the allocation of his or her account among the investment alternatives then available under the plan. For management employees, we pay deferred balances upon retirement, termination from employment, death or disability, or at a fixed date determined by the participant. We pay deferred balances in cash. A named executive officer or director may defer receipt of common shares that otherwise would be issued on the date that RSUs vest until after the person has a separation from service or until a fixed future date.

Perquisites

We limit the perquisites that we make available to our executives. Our executives are entitled to few benefits that are not otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.

The perquisites we provided in fiscal 2010 are as follows: The CEO, CFO and Chief Marketing Officer received a monthly car allowance and the CEO was authorized to be reimbursed for club membership fees.

Our health and insurance plans are the same for all employees. In general, our employees that have elected the high deductible health plan with the health saving account pay none of the health premium due and receive employer health savings account contributions. Our employees who elect the traditional PPO health plan pay approximately 23% of the health premium due. Employees that elect to not participate in the Company’s health insurance plan receive a monthly health care cost allowance of $200.00. All employees who participated in our 401(k) plan received matching funds equal to 50% of the first 4% of their base salary that they elect to contribute into the 401(k) plan. All of our named executive officers participated in our 401(k) plan and received matching funds. All employees are allowed to receive cash for unused vacation time in accordance with the provisions of the Company’s Employee Handbook.

Compensation Structure Incentives

As discussed above, the compensation structure is designed to promote the continued growth, profitability and long term financial health of the business. The Committee and Company management undertook an analysis of our compensation policies and practices and has determined that risks arising from our compensation policies and practices for all of our employees are not reasonably likely to have a material adverse effect on us. However, as a result of our analysis and our compensation objective of achieving an appropriate balance between revenue growth and profitability, the Committee modified the short term management non-equity incentive compensation parameters for 2011 to provide that the CEO, the CFO and other named executive officers, with the exception of Ms. Young, the Chief Sales and Marketing Officer, will be eligible to receive thirty percent (30%) of their short term management non-equity incentive compensation based on achievement of the Company’s 2011 operating revenue goal and fifty percent (50%) based on achievement of the Company’s 2011 net operating income goal. The remaining twenty percent (20%) of these awards under the plan are granted at the discretion of the Committee in the case of the CEO and at the discretion of the Committee and the CEO in the case of the CFO and other named executive officers. The objectives of Ms. Young and the sales and marketing team have also been modified to emphasize the 2011 net operating income goal.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Share Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($) (4)
Anthony A. Cook President & CEO	2010	$311,778	$18,675	$—	$42,734	$373,187
	2009	294,320	21,960	85,513	43,300	445,093
	2008	283,000	19,520	81,296	19,543	403,359

Robert C. Hodgkins, Jr., Vice President & CFO	2010	203,777	12,180	—	20,986	236,943
	2009	195,618	14,972	28,227	12,047	250,864
	2008	187,565	13,013	30,837	9,863	241,278

Ann Young, Chief Sales and Marketing Officer	2010	149,587	8,932	59,836	12,502	230,857
	2009	120,488	8,983	75,000	11,074	215,545
	2008	113,165	7,320	87,362	10,213	218,060

Laura S. Hemmer Chief Information Technology Officer	2010	130,188	8,120	—	13,265	151,573
	2009	129,065	9,982	18,595	6,386	164,028
	2008	121,474	8,133	19,928	3,719	153,254

Jodi M. Fronczek Chief Operations Officer	2010	124,514	7,308	—	15,541	147,363
	2009	105,254	7,985	14,539	8,914	136,692
	2008	97,488	6,507	16,033	8,145	128,173

(1)

This table includes the aggregate grant date fair values of restricted share unit (“RSU”) awards in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 for 2010 and prior years. For 2010 includes the following restricted share unit (“RSU”) awards with a grant date fair value of $811.97: Anthony Cook, 23 RSUs, Robert Hodgkins, 15 RSUs, Ann Young, 11 RSUs, Laura Hemmer, 10 RSUs, and Jodi Fronczek, 9 RSUs.

(2)

The 2010 non-equity incentive plan compensation for the CFO and other Named Executive Officers is equal to 0.0% of their base salaries with the exception of Ann Young. The 2010 non-equity incentive plan compensation for the President & CEO is equal to 0.0% of his base salary for the short term non-equity incentive plan portion and 0.0% of his base salary for the long term non-equity incentive plan portion. The 2010 non-equity incentive plan compensation for Ann Young is based on four quarterly bonuses of $15,000 each on average and a year-end bonus tied to membership, revenue and profitability performance goals that was eliminated for 2010. See “Short Term Non-Equity Incentive Compensation” and “Long Term Non-Equity Incentive Compensation” in Compensation Discussion and Analysis.

(3)	For 2010 includes:

Car allowances for: Anthony Cook, $6,000, Robert Hodgkins, $6,000, and Ann Young, $5,400.

Health care credits for: Anthony Cook, $2,941, Robert Hodgkins, $2,949, Ann Young, $3,954, Laura Hemmer, $1,251, and Cynthia Law, $1,784.

401(k) matching contributions for: Anthony Cook, $6,356, Robert Hodgkins, $4,195, Ann Young, $3,148, Laura Hemmer, $2,604 and Jodi Fronczek, $2,538.

Cash payments in lieu of vacation time for: Anthony Cook, $21,834, Robert Hodgkins, $7,842, Laura Hemmer, $2,504 and Jodi Fronczek, $9,286.

Club membership fees for: Anthony Cook, $5,603.

(4)

We previously reported in this Summary Compensation table the investment earnings on deferred compensation for our named executive officers. We have subsequently determined that these amounts do not represent above-market interest or preferential earnings and therefore are not required to be reported in this table under SEC rules.

GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Share Award ($)
Name	Board Approval Date	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)	Threshold ($)	Target ($)(2)	Maximum ($)
Anthony A. Cook, President & CEO	12/9/09	1/2/10				—	14,925	—	18,675
	12/8/10		46,768	93,669	187,073
	3/8/10		15,589	46,768	140,305

Robert C. Hodgkins, Jr., Vice President & CFO	12/9/09	1/2/10				—	9,732	—	12,180
	12/8/10			40,755

Ann Young, Chief Sales and Marketing Officer	12/9/09	1/2/10				—	7,137	—	8,932
	12/8/10			80,000

Laura S. Hemmer, Chief Information Technology Officer	12/9/09	1/2/10				—	6,488	—	8,120
	12/8/10			26,038

Jodi M. Fronczek Chief Operations Officer	12/9/09	1/2/10				—	5,839	—	7,308
	12/8/10			24,903

(1)

The non-equity incentive plan compensation target amount for Anthony Cook was established at 30% of his fiscal 2011 base salary of $312,231 or $93,669 for the short term non-equity incentive plan and at $46,768 for the 2010 long term non-equity incentive plan award. The non-equity incentive plan compensation target amounts for the CFO and the other named executive officers, with the exception of Ms. Young, was established at 20% of each officer’s fiscal 2010 base salary. These compensation target levels correspond to our achievement of 100% of plan membership, operating revenue and net operating income as set forth in our financial plan for fiscal 2010. The non-equity incentive plan compensation target amount for Ms. Young, our Chief Sales and Marketing Officer, was established at $15,000 per quarter in 2010 and $20,000 at the end of 2010 based on the achievement of specific plan membership and operating revenue performance goals for each quarter and for the fiscal year as a whole. (see Short Term Non-Equity Incentive Compensation on page 12 and Long Term Non-Equity Incentive Plan on page 13)

(2)

Represents the current fair value of the restricted share units granted to the Named Executive Officers pursuant to the Company’s 2006 Dental Care Plus Management Equity Incentive Plan in January of 2010: Anthony A. Cook, 23 shares, Robert C. Hodgkins, Jr., 15 shares, Ann Young, 11 shares, Laura S. Hemmer, 10 shares, Jodi M. Fronczek, 9 shares. Because each Named Executive Officer elected to defer receipt of these shares pursuant to the Company’s Deferred Compensation Plan the shares have been treated as phantom shares pursuant to the Issuer’s Deferred Compensation Plan. Each phantom share is the economic equivalent to one Class B Common Share and under the Deferred Compensation Plan will be settled in cash when each Named Executive Officer terminates his or her status as an employee of the Company. The phantom shares vest over a period of 4 years on the anniversary of the date of grant as follows: January 2010 grants—10% 2010, 20% 2011, 30% 2012, 40% 2013.

The amounts reflected above assume a future book value per Class B Common Share for the January 2010 grants of $648.83 as of 12/31/2013. This future book value is calculated by applying the three year historical average growth rate in the book value per Class B Common Share over the four year vesting period. (see Management Equity Incentive Plan on page 12)

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Restricted Share Unit Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Anthony A. Cook, President & CEO	45.7	$28,925
Robert C. Hodgkins, Jr., Vice President & CFO	30.4	19,241
Ann Young, Chief Sales and Marketing Officer	19.8	12,532
Laura S. Hemmer, Chief Information Technology Officer	20.0	12,659
Jodi M. Fronczek, Chief Operations Officer	16.9	10,697

(1)	Reflects the number of granted and unvested restricted share units (“RSUs”) at December 31, 2010.

Anthony A. Cook

2008 grant, 9.6 RSUs unvested; 2009 grant, 15.4 RSUs unvested; 2010 grant, 20.7 RSUs unvested

Robert C. Hodgkins, Jr.

2008 grant, 6.4 RSUs unvested; 2009 grant, 10.5 RSUs unvested; 2010 grant, 13.5 RSUs unvested

Ann Young

2008 grant, 3.6 RSUs unvested; 2009 grant, 6.3 RSUs unvested; 2009 grant, 9.9 RSUs unvested

Laura S. Hemmer

2008 grant, 4.0 RSUs unvested; 2009 grant, 7.0 RSUs unvested; 2010 grant, 9.0 RSUs unvested

Jodi M. Fronczek

2008 grant, 3.2 RSUs unvested; 2009 grant, 5.6 RSUs unvested; 2010 grant, 8.1 RSUs unvested

(2)

The values of the granted and unvested RSUs are based on the book value of a Class B Common Share at December 31, 2010 of $632.94. Depending on the Company’s performance, the book value will be different at the time of vesting. For example, the book value of the Class B redeemable common share was $518.05, $532.82, $601.23, $671.81 and $635.77 on December 31, 2005, December 31, 2006, December 31, 2007, December 31, 2008 and December 31, 2009, respectively.

(see Management Equity Incentive Plan on page 14)

OPTIONS EXERCISES AND RESTRICTED SHARE UNITS VESTED

	Restricted Share Unit Awards
Name	Number of RSUs Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Anthony A. Cook, President & CEO	23.1	$14,621
Robert C. Hodgkins, Jr., Vice President & CFO	15.7	9,937
Ann Young, Chief Sales and Marketing Officer	9.2	5,823
Laura S. Hemmer, Chief Information Technology Officer	10.0	6,329
Jodi M. Fronczek, Chief Operations Officer	8.1	5,127

(1)	All RSUs acquired on vesting were deferred by the named executive officers shown when granted with the exception of 1.0 RSU for Laura Hemmer that vested in 2010.
(2)	The values of the granted and vested restricted share units (“RSUs”) are based on the book value of a Class B Common Share at December 31, 2010 of $632.94.

Post-Employment Compensation

Pension Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our executive officers are eligible to participate in our 401(k) contributory defined contribution plan. In any plan year, we will contribute to each participant a matching contribution equal to 50% of the first 4% of the participant’s compensation that has been contributed to the plan. All executive officers and named executives participated in our 401(k) plan during fiscal 2010 and received matching contributions.

Non-Qualified Deferred Compensation

Name and Principal Position			Executive Contributions in Last Fiscal Year-End (3)	Registrant Contributions in Last Fiscal Year-End	Aggregate Earnings in Last Fiscal Year-End	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End (3)

Anthony A. Cook,	Cash	(1)	$485	$—	$5,136	$—	$77,108
President & CEO	RSUs	(2)	14,621	—	(117)	—	40,698

Robert C. Hodgkins, Jr.,	Cash	(1)	—	—	—	—	—
Vice President & CFO	RSUs	(2)	9,937	—	(85)	—	28,999

Ann Young,	Cash	(1)	23,035	—	9,525	—	95,946
Chief Sales and Marketing Officer	RSUs	(2)	5,823	—	(51)	—	17,216

Laura S. Hemmer,	Cash	(1)	—	—	—	—	—
Chief Information Technology Officer	RSUs	(2)	5,696	—	(57)	—	18,355

Jodi M. Fronczek,	Cash	(1)	—	—	—	—	—
Chief Operations Officer	RSUs	(2)	5,127	—	(45)	—	15,254

(1)	Includes salary and bonus compensation deferred at the election of the Named Executive Officers.
(2)

Includes granted restricted share unit awards that vested in 2010 at the December 31, 2010 book value of $632.94 and the increase in the value of vested RSUs in 2010. The terms of the Company’s deferred compensation plan are discussed in Compensation Discussion & Analysis (page 15).

(3)

The following table provides additional detail on amounts that are reported in the Nonqualified Deferred Compensation table above and that also are reported as compensation in the Summary Compensation Table of this proxy statement:

Name	Amounts Included as Contributions and Earnings in Nonqualified Deferred Compensation in Fiscal 2010 Table and as Fiscal 2010 Compensation in the Summary Compensation Table (1)		Amount Included in Aggregate Balance at December 31, 2010 in Nonqualified Deferred Compensation Table and Reported in the Summary Compensation Table for Prior Years (2)
Anthony A. Cook
Cash	$485		$76,623
Deferred RSUs	1,868		38,830
Robert C. Hodgkins, Jr.
Cash	—		—
Deferred RSUs	1,218		27,644
Ann Young
Cash	23,035		61,755
Deferred RSUs	893		16,323
Laura S. Hemmer
Cash	—		—
Deferred RSUs	—	(3)	18,355
Jodi M. Fronczek
Cash	—		—
Deferred RSUs	731		14,523

(1)

Amounts include the cash compensation deferred by Anthony A. Cook and Ann Young in 2010 that was invested in certain mutual funds and the grant date fair value of the 10% of RSUs granted in 2010 that also vested in 2010.

(2)

Amounts include the cash compensation deferred by Anthony A. Cook and Ann Young prior to 2010 that was invested in certain mutual funds and portion of the RSU deferred compensation associated with RSUs that were granted prior to 2010. These values are less than the grant date fair value of the RSUs that were granted prior to 2010.

(3)	Laura S. Hemmer did not elect to defer the compensation associated with the 10 RSUs that were granted to her for 2010.

Other Post-Employment Payments

All of our employees are employees-at-will and as such do not have employment agreements with us, except in the case of Anthony A. Cook, President and Chief Executive Officer. We also do not provide post-employment health coverage or other benefits; provided, however, upon termination of employment each Named Executive Officer is entitled to a lump sum payment for unused vacation time based on the Named Executive Officer’s current salary.

Employment Agreement

In the first quarter of 2010, we executed a Fifth Amended and Restated Employment Agreement with Anthony A. Cook for the year from January 1, 2010 through December 31, 2010 that is automatically extended for additional one year periods on the same terms and conditions unless on or prior to November 15th of any year the Company or Anthony A. Cook provides written notice to the other party of termination of the Employment Agreement at the end of the current one-year term. This agreement provides for certain benefits upon an involuntary termination of employment, other than for cause. In the event that the Company is sold, transferred and/or merged with another entity, it shall be not be deemed an event of good cause to terminate the CEO. The benefits to be received by the CEO whose employment is terminated without good cause include: receipt of a severance pay for up to 12 months at the CEO’s then current monthly salary, eligibility to receive a bonus based on up to 30% of the severance pay amount, continuation of health, life and disability benefits for eight months after the termination of employment.

If a termination of the employment of the CEO without good cause, or change in control, had occurred as of December 31, 2010, we estimate that the value of the benefits under his employment agreement and our management equity incentive plan (as discussed below) would have been as follows:

Name	Severance Pay (1)	Continuation of Benefits (2)	Accelerated Vesting of RSUs (3)	Total
Anthony A. Cook, President & CEO	$353,383	$27,240	$28,925	$409,548

(1)	Severance pay is based on his 2010 base salary, bonus potential for the 2010 fiscal year and payment related to RSUs.
(2)	Based on continuation of 401(k) match, all medical, dental, vision and disability benefits, and payment of accrued vacation time as of December 31, 2010.
(3)

For purposes of Mr. Cook’s employment agreement, a “change of control” means: (a) a change in the majority of the members of the Board of Directors, unless pursuant to the recommendation of the Nominating Committee of the Board; and (b) Employee’s compensation is materially reduced or employee is assigned duties that are materially inconsistent with his skill, position, and background. In the event of a change of control, Mr. Cook may terminate his employment and shall be entitled to receive the severance benefits under his employment agreement. The value for accelerated vesting of RSUs is determined by multiplying the book value of our common shares on December 31, 2010 by the number of RSUs as to which vesting would accelerate.

Payments on Change of Control

In addition to the payments on termination of employment and change of control for our CEO discussed above, our other named executive officers are entitled to certain benefits on a change of control.

Definition of Change of Control. Under our management equity incentive plan, a “change of control” means any of the following:

•

the acquisition by any entity of beneficial ownership of 50% or more of the combined voting power of our then-outstanding voting securities (other than any acquisition directly from us or any of our affiliates or employee benefit plans); or

•	during any period of 24 consecutive months, a change in a majority of the members of our Board, other than directors approved by a vote of at least a two-thirds of the incumbent directors ; or

•

the occurrence of any transaction requiring shareholder approval for the acquisition of the Company or DCP (other than by us, DCP, or any other affiliate) through purchase of assets, by merger, or otherwise; or

•	our shareholders approve the complete liquidation or dissolution of the Company or DCP.

Payments on Change of Control. Under our management equity incentive plan, on the date a change of control occurs, the restrictions applicable to all RSUs lapse and these awards fully vest. If a change of control had occurred on December 31, 2010, our named executive officers would have received the following benefits with respect to unvested RSUs, with such value for the accelerated vesting of the RSUs determined by multiplying the book value of our common shares on December 31, 2010 by the number of RSUs as to which vesting accelerated: Robert C. Hodgkins, Jr., 30.4 unvested RSUs, with a value of $19,241; Ann Young, 19.8 unvested RSUs, with a value of $12,532; Laura S. Hemmer, 20.0 unvested RSUs, with a value of $12,659; Jodi M. Fronczek, 16.9 unvested RSUs, with a value of $10,697.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Stephen T. Schuler, DMD, Chairman of the Board	$26,430	$—	$26,430
Roger M. Higley, DDS, Vice Chairman of the Board	19,034	—	19,034
Fred H. Peck, DDS, Treasurer	19,034	—	19,034
Fred J. Bronson, DDS, Secretary	19,034	—	19,034
Michael Carl, DDS	19,034	—	19,034
Jack M. Cook, MHA	19,034	—	19,034
Ross A. Geiger	19,034	—	19,034
David A. Kreyling, DMD	19,034	—	19,034
James E. Kroeger, MBA, CPA	23,026	—	23,026
Donald J. Peak, CPA	21,030	—	21,030
Molly Meakin-Rogers, MBA, CPA	19,034	—	19,034
Mark Zigoris, DDS	19,034	—	19,034

(1)	The Board of Directors rescinded the restricted share units (“RSUs”) granted on January 2, 2010 and all non-employee directors agreed to surrender their 2010 RSU awards in December of 2010.

Overview of Director Compensation and Procedures

Director compensation is the responsibility of the Corporate Affairs Committee (the “Committee”). The director compensation objectives and principles established by the Committee are that: (1) directors should be appropriately compensated for their time and effort; and (2) director compensation should be approached on an overall basis, should motivate behavior and be aligned with the long-term interest of the shareholders. The Committee reviews the level of compensation of our directors every two years. To determine how appropriate the current level of compensation for our directors is, we have historically obtained data from a number of different sources including:

•	publicly available survey data describing director compensation ranges for reporting companies;

•	information obtained from the National Association of Corporate Directors.

The Committee has determined that the compensation of our directors for 2010 is within the bottom quartile of the compensation of directors of companies of comparable size in our industry.

Director Compensation

We compensated non-employee members of the Board through a combination of cash and equity-based compensation. For 2010, each non-employee member of the Board received $19,034, with the exception of the Chairman of the Board who received $26,430, the Chairman of the Audit Committee who received $23,026 and the Chairman of the Finance Committee who received $21,030.

Our directors may defer receipt of some or all of their annual fees, attendance fees and committee fees under The DCP Holding Company / Dental Care Plus, Inc. Deferred Compensation Plan (the “Plan”). Under this Plan, directors may either invest deferred compensation in DCP Holding Company stock equivalents or in a tax-managed mutual fund.

In December of 2009, our non-employee directors each were granted a restricted share unit award for 2010 entitling each of them to receive 18 restricted share units with a book value of $635.77 per unit and a grant date fair value of $673.82 per unit as of December 31, 2009. All twelve non-employee directors elected to defer this compensation until termination of Board membership. The vesting of these restricted share unit awards was conditioned upon the attendance by each director of at least 75% of their scheduled meetings during 2010. Due to the net operating losses experienced by the Company during the six months of 2010, on August 11, 2010 the Board of Directors voted to reduce the 2010 total compensation of each non-employee director by 50% through an adjustment to cash fees for September 2010 through December 2010 and the elimination of the non-employee director restricted share unit awards for 2010. On December 8, 2010, the Board of Directors voted to rescind the non-employee restricted share awards grants related to 2010, and in December of 2010 each non-employee director agreed in writing to surrender their 2010 restricted share unit award.

REPORT OF CORPORATE AFFAIRS COMMITTEE

The Corporate Affairs Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) with management for the year ended December 31, 2010. Based on the reviews and discussions referred to above, the Committee recommended to the Board that the CD&A be included in this Proxy Statement.

By the Corporate Affairs Committee of the Board of Directors:

Jack M. Cook, MHA, Chairman

Fred J. Bronson, DDS

Ross A. Geiger

David A. Kreyling, DMD

Stephen T. Schuler, DMD

Mark Zigoris, DDS

CORPORATE AFFAIRS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Corporate Affairs Committee currently consists of Jack M. Cook, MHA, Fred J. Bronson, DDS, Ross A. Geiger, David A. Kreyling, DMD, Stephen T. Schuler, DMD and Mark Zigoris, DDS. No interlocking relationship exists between any member of our Board of Directors or Corporate Affairs Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Corporate Affairs Committee is or was formerly an officer or an employee of DCP Holding Company.

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Executive compensation is an important matter for the Company’s shareholders. As discussed in Compensation Discussion and Analysis (“CD&A”), a fundamental principle the Company’s executive compensation philosophy and practice continues to be to pay for performance. The Company believes that the Company’s Named Executive Officers and other key executives are compensated in a manner consistent with the Company’s strategy, competitive practice, sound corporate governance principles, and shareholder interests and concerns. The Company believes that the Company’s compensation programs are strongly aligned with the long-term interests of our shareholders. You are urged to read the CD&A section of this proxy statement for additional details on the Company’s executive compensation, including the Company’s compensation philosophy and objectives and the 2010 compensation of the Named Executive Officers.

In 2010 Congress enacted legislation, that was signed into law by President Obama, that requires a non-binding advisory “say-on-pay” vote on executive compensation beginning in 2011. Therefore, the Company is asking shareholders to vote on the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement at CD&A, the compensation tables and related narrative disclosure.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Corporate Affairs Committee value the opinions of our shareholders, and will consider the outcome of the vote when making future compensation decisions for the Company’s Named Executive Officers. The non-binding advisory vote on our executive compensation requires an affirmative vote of a majority of the votes entitled to be cast by our Class A Common Shareholders present in person or by proxy at the meeting. Absentions will count as votes against the proposal and broker non-votes will have no effect on the outcome.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote “FOR” the proposal set for above.

PROPOSAL THREE

ADVISORY VOTE ON FREQUENCY OF ADVISOR VOTE

ON EXECUTIVE COMPENSATION

Executive compensation is an important matter for the Company’s shareholders. As discussed in CD&A and in the proposal set forth above on an advisory vote on say-on-pay, a fundamental principle of the Company’s executive compensation philosophy and practice continues to be to pay for performance. The SEC has adopted new rules that require the Company to once every six years provide a separate shareholder advisory vote to determine whether the shareholders’ say-on-pay vote should occur every year, every other year or every three years. Therefore, the Company is asking shareholders to vote on whether the say-on-pay vote should be held every year, every other year or every three years. As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our shareholders, and will consider the outcome of the vote when making future decisions on the frequency of the Company’s say-on-pay votes. The non-binding advisory vote on how often shareholders will vote on our executive compensation requires a plurality of the votes cast for the three alternatives presented at the meeting. The frequency option that receives the most affirmative votes cast by Class A Common Shareholders present in person or by proxy at the meeting will be the one that will be deemed approved by the shareholders. Absentions and broker non-votes will have no effect on the outcome.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the option of once every two years as the frequency with which voting shareholders are provided an advisory vote on the compensation of our Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC. This frequency corresponds with the frequency with which the Committee hires the independent compensation consultant to evaluate the CEO’s compensation package.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Transactions with Related Persons

None. Seven members of the Company’s Board of Directors are participating providers in the Company’s dental plans, none of which received claims payments in excess of $120,000 in 2010.

Review, Approval or Ratification of Transactions with Related Persons

A related party transaction is a transaction required to be disclosed pursuant to Item 404 of Regulation S-K or any other similar transaction involving (i) the Company and the Company’s subsidiaries and (ii) any Company employee, officer, director (including a nominee), 5% shareholder or an immediate family member of any of the foregoing without regard to the dollar amount involved.

It is also the policy of the Company that a related party transaction as defined above will not be prohibited merely because it is required to be disclosed or because it involves related parties. Instead, it must be disclosed in advance to the Company and then may be approved by the Corporate Affairs Committee or, under certain circumstances, by the Board of Directors, if it does not present any improper conflicts of interest.

The Corporate Affairs Committee of the Board of Directors is responsible for applying the Company’s policies and procedures relative to related party transactions. The Audit Committee has been assigned the responsibility of monitoring potential related party transactions and reporting them to the Corporate Affairs Committee. The development of the Company’s policies and procedures relative to related party transactions and the Company’s adherence to these policies are documented in the meeting minutes of the Board of Directors and the Corporate Affairs and Audit Committees.

The Company has not entered into any related party transactions that are required to be reported during 2010. The Company has entered into related party transactions with directors who are also participating providers discussed above.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Any shareholder proposals intended to be presented at the Company’s 2012 Annual Meeting of Shareholders must be received by the Secretary of the Company at 100 Crowne Point Place, Sharonville, Ohio, 45241-5427 on or before November 23, 2011, for inclusion in the Company’s proxy statement and form of proxy relating to the Annual Meeting of Shareholders. As to any proposal that a shareholder intends to present to shareholders other than by inclusion in the Company’s proxy statement for the 2012 Annual Meeting of Shareholders, the proxies named in the management’s proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless the Company receives notice of the matter to be proposed not later than February 5, 2012. Even if proper notice is received on or prior to February 5, 2012, the proxies named in the Company’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising the shareholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of DCP Holding Company’s Common Shares to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. These executive officers, directors and 10% shareholders are also required by SEC rules to furnish us with copies of all such forms that they file. Based on our review of the copies of such forms received by us we believe that during fiscal 2010 all Section 16(a) filing requirements applicable to our executive officers, directors and 10% shareholders were complied with except that Stephen T. Schuler inadvertently was late in filing a Form 4 for one transaction in connection with the acquisition of phantom shares.

OTHER MATTERS

Principal Accountant Fees and Services

The following table sets forth the fees paid or accrued by us for services provided by Deloitte & Touche LLP, our independent registered public accounting firm, for each of our last two fiscal years:

	Fiscal Years Ended
	2009	2010
Audit Fees (1)	$200,000	$240,700
Audit Related Fees (2)	75,130	58,843
Tax Compliance and Consulting Fees	—	—
All Other Fees	—	—

Total	$275,130	$299,543

(1)	Includes professional services rendered for audits of the Company’s consolidated financial statements and a statutory audit of our insurance subsidiary.
(2)	Includes assurance and related services such as the 2010 service organization report (under SAS 70) and technical consultations, consents and reviews of reports filed with the SEC.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and non-audit services by category, including audit-related services, tax services and other permitted non-audit services, if any, to be provided by the independent registered public accounting firm to the Company. In accordance with the policy, the Audit Committee regularly reviews and receives updates on specific services provided by the independent registered public accounting firm.

All services rendered by Deloitte & Touche LLP to the Company are permissible under applicable laws and regulations. During 2010, all services performed by Deloitte & Touche LLP were approved by the Audit Committee in accordance with the Committee’s pre-approval policy.

We have not selected our independent registered public accounting firm for 2011. The Audit Committee of the Board of Directors will make this selection later in the year after the completion of all 2010 related procedures. Representatives of Deloitte & Touche LLP, which served as the Company’s independent registered public accounting firm during 2010, are expected to be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Miscellaneous

If the enclosed proxy card is executed and returned to us, the persons named in it will vote the shares represented by that proxy at the meeting. The form of the proxy permits specification of a vote for the election of directors as set forth under “Election of Directors” above, the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees. The form of proxy permits specification of an advisory vote on the compensation of our executive officers, as a vote “FOR”, “AGAINST”, or “ABSTAIN”. The form of proxy permits specification on the advisory vote of the frequency for holding advisory votes on our executive’s compensation for “Each Year”, “Every Two Years”, “Every Three Years”, or “Abstain”. When a choice has been specified in the proxy, the Class A Common Shares represented will be voted in accordance with that specification. If no specification is made, those Class A Common Shares will be voted at the meeting to elect directors as set forth under “Election of Directors” above, “FOR” approval of the non-binding advisory vote on the compensation of our named executive officers, and with respect to the advisory vote on the frequency for holding advisory votes on our executive compensation, “FOR Every Two Years”. Under Ohio law broker non-votes and abstain votes will not be counted in favor of or against any nominee but will be counted as present for purposes of determining whether a quorum has been achieved at the meeting. As stated above, director nominees who receive the greatest number of affirmative votes will be elected directors. All other matters to be considered at the meeting require the approval of a majority of the Class A Common Shares represented at the meeting in person or by proxy (or such different percentage as established by applicable law). If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. The Company does not know of any other matter that will be presented for action at the meeting and the Company has not received any timely notice that any of the Company’s shareholders intend to present a proposal at the meeting.

QUESTIONS?

If you have questions or need more information about the Annual Meeting of Shareholders, write to:

Anthony A. Cook

DCP Holding Company

100 Crowne Point Place

Sharonville, Ohio 45241

or call us at (513) 554-1100.

By Order of the Board of Directors

/s/ Anthony A. Cook
ANTHONY A. COOK
President and Chief Executive Officer

Sharonville, Ohio

March 24, 2011

Appendix 1

DCP Holding Company

Audit Committee Charter

Amended and Restated – December 7, 2010

Purpose

The purposes of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of DCP Holding Company (the “Company”) are (i) to assist the Board in overseeing (a) the integrity of the financial statements of the Company and the Company’s accounting and financial reporting processes, (b) the effectiveness of internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, when required, (c) the Company’s compliance with legal and regulatory requirements, (d) the Company’s independent auditor’s qualifications and independence, and (e) the performance of the Company’s independent auditor; and (ii) to prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

In addition to those set forth in this Charter, the Committee will have such additional authority and responsibilities as may be granted to or imposed on audit committees from time to time by applicable law, SEC rules, or applicable listing standards, if any, and shall discharge all of its authority and responsibilities in accordance therewith. The Committee may conduct or authorize the conducting of such investigations within the scope of its authority and responsibilities as it considers appropriate, and may retain, at the Company’s expense, such legal, accounting or other advisers as the Committee considers necessary or advisable for the full and faithful execution thereof. In discharging its responsibilities, the Committee is not responsible for planning or conducting audits or for any determination that the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles and applicable rules and regulations. These matters are the responsibility of management and the independent auditor.

Composition and Member Qualifications

The Committee shall be comprised of at least three directors. Except as provided below, each member of the Committee must be independent, as the term “independent” is defined for purposes of applicable federal securities laws and the listing standards of the NASDAQ Stock Market (the “NASDAQ”) or such other listing standards selected by the Committee. Each Committee member must meet the financial literacy and experience standards applicable to him or her under applicable law, SEC rules and NASDAQ or other listing standards. At least one member of the Committee must be an “audit committee financial expert” as defined by the SEC in Item 407(d) of Regulation S-K. Each Committee member must be free of any relationship that, in the opinion of the Board, would interfere with his or her exercise of independent judgment. The members of the Committee will be appointed by and serve at the pleasure of the Board. The Board has the sole authority to remove Committee members and to fill vacancies on the Committee. The Board will appoint the chairperson.

Notwithstanding the above, at the discretion of the Board, the Committee may include additional two members, who because they or their businesses are providers in the Company’s dental network are not independent as the term independent is defined under applicable federal securities laws and the listing standards of the NASDAQ or other applicable listing standards, who are (i) otherwise affirmatively determined by the Board to be independent of management, (ii) financially literate, and (iii) able to exercise independent judgment. At least annually, the Board shall review and confirm the qualifications of each Committee member.

Authority and Responsibilities

The Committee shall report directly to the Board of Directors and have the following responsibilities, duties, and authority:

Independent Auditor

1.	appointing, replacing, terminating, compensating, and overseeing of the work of the Company’s independent auditor (the independent auditor shall report directly to the Audit Committee)

2.

approving prior to commencement of all audit and permissible non-audit services to be provided by the independent auditor and the associated fees, if the Committee elects, establishing policies and procedures for the review and pre-approval by the Committee of all auditing services and permissible non-audit services (including the fees and terms thereof) to be performed by the independent auditor

3.

discussing with the independent auditor the matters required to be discussed by SAS No. 114, as amended, (AICPA, Professional Standards, Vol. 1 AV Section 380), as adopted by the PCAOB in Rule 3200T, including the following matters:

•	audit scope and plan

•	audit report

•	accompanying management letter, if any

•	all critical accounting policies and practices used by the Company,

alternative accounting treatments within GAAP related to material items that have been discussed with management, including the effect of the use of alternative treatments and the treatments preferred by the independent auditor

•

the independent auditor’s judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such further matters as the independent auditor presents to the Committee under generally accepted auditing standards

•	the adequacy of the Company’s internal controls

•	any reportable matters identified during the annual or interim audit procedures

•	other material written communications between the independent auditor and the Company’s management

4.

meeting, at least annually, in executive session with the Company’s independent auditor to review any audit problems the independent auditor encountered in performing its audit work and management’s responses thereto

5.

reviewing with management and the independent auditor (including matters outlined in SAS 114, Communications with Audit Committees, as amended) the financial statements and disclosures to be included in the Company’s annual audited financial statements and quarterly statements including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s SEC filings

6.	at least annually, obtaining and reviewing a written report by the independent auditors describing:

•	written report regarding the independent auditing firm’s internal quality control procedures

•	any material issues raised by the most recent internal quality control review, or peer review, of the independent auditing firm

•

any material issues raised by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent auditing firm

•	any steps taken to deal with any issues raised in such internal quality control reviews, peer reviews, or governmental or professional authority inquiries or investigations, and

•	all relationships between the independent auditor and the Company

7.

annually evaluate the independent auditor’s qualifications, performance and independence, including a review an evaluation of the lead partner, taking into account the opinions of Company management and the Company’s internal auditors (if any), and to report its conclusions to the Board

8.	assuring regular rotation of the lead audit partner, as required by law

9.	establishing policies for the hiring of employees or former employees of the independent auditor

Internal Audit

10.

advising and concurring with management on the organization of the Company’s internal audit function, and reviewing and having veto power over the appointment, replacement, reassignment or dismissal of the director of internal audit, if one is appointed

11.	meeting and consulting with the Company’s internal auditor, if any, outside the presence of management at such times and in such circumstances as the members of the Committee shall deem necessary

Risk Assessment

12.	establishing procedures for:

•	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or other auditing matters, and

•	confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters

13.	receiving reports of any violations of the Company’s code of conduct

14.	monitoring potential related party transactions and reporting them to the Corporate Affairs Committee of the Board of Directors

15.	receiving periodically a report from the Company’s Chief Executive Officer and Chief Financial Officer describing:

•	all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data; and

•	any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls

16.	reviewing with management the adequacy and effectiveness of the Company’s disclosure controls and procedures and internal control over financial reporting

17.

receiving a report, at least annually, from the Company’s general corporate counsel (internal or external, as appropriate) concerning legal and regulatory matters that may have a material impact on the financial statements or on the Company’s contingent liabilities or risks

18.	discussing, at least annually, with senior management:

•

material issues regarding accounting principles and financial statement presentations including any significant changes in the Company’s selection or application of accounting principles, as well as the clarity and completeness of the Company’s financial statements an item that impact the representational faithfulness, verifiability and neutrality of accounting information;

•

analyses prepared by management setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP (or Statutory, as applicable) methods on the financial statements;

•	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company

•	the Company’s significant financial and non-financial risks and the steps management has taken to monitor and mitigate such risks

Committee Meetings and Other Matters

19.

meeting, in person or via telephonic meeting, at least six times each year, more frequently if circumstances make that preferable. The Committee may ask members of management or others to attend the meetings and is authorized to receive all pertinent information from management. The Committee shall have authority to delegate its authority to subcommittees, in each case to the extent permitted by applicable law. The chairperson will, in conjunction with appropriate members of the Committee and management, establish the meeting calendar and set the agenda for each meeting. All Committee members may suggest the inclusion of matters for the agenda. The chairperson of the Committee or a majority of the members of the Committee may call special meetings of the Committee. Following each of its meetings, the Committee shall report on the meeting to the Board, including a description of all actions taken by the Committee at the meeting. The Committee shall keep written minutes of its meetings and deliver a copy of such minutes to the Company’s corporate secretary for inclusion in the corporate records

20.	meeting, when necessary, in executive session outside the presence of any senior executive officer of the Company

21.

obtaining appropriate resources and authority to discharge its responsibilities, including appropriate funding from the Company, in such amounts as the Committee deems necessary, to compensate the independent auditors and any independent counsel or advisors retained by the Committee. The Committee shall have the sole authority to approve related fees and retention terms. In performing its duties, the Committee is authorized to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company as the Committee may deem necessary or appropriate

22.

reviewing, at least annually, this Charter with the Board and recommending any changes to the Board and evaluating, annually, its performance against the requirements of this Charter. The Committee shall conduct its review and evaluation in such manner as it considers appropriate

23.	preparing the report of the Committee required by the rules of the SEC to be included in the Company’s annual proxy statement

24.	performing such other functions as assigned by law or the Board

25.	performing such other functions as assigned by law or the Board

Proxy must be signed and dated below.

i  Please fold and detach card at perforation before mailing.  i

DCP HOLDING COMPANY	PROXY

This Proxy is solicited on Behalf of the Board of Directors for the Annual Meeting to be held on April 27, 2011.

The undersigned hereby appoints Michael Carl, Ross Geiger and Roger Higley, and each of them, attorneys and proxies of the undersigned with full power of substitution, to attend the Annual Meeting of Shareholders of DCP Holding Company to be held on April 27, 2011 at 6:30 P.M. Eastern Time, at the Sharonville Convention Center, 11355 Chester Road, Sharonville, Ohio 45246 or any adjournment or postponement of such Annual Meeting, and to vote the number of Class A Common Shares which the undersigned would be entitled to vote and with all the power the undersigned would possess if personally present.

Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 24, 2011, is hereby acknowledged.
Dated: , 2011

Signature(s)
IMPORTANT: Please sign exactly as your name appears hereon indicating, where proper, official position or representative capacity. In the case of joint holders, all must sign.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

i  Please fold and detach card at perforation before mailing.  i

DCP Holding Company	Proxy

This proxy will be voted in accordance with specification made. If no choices are indicated, this proxy will be voted for the nominees listed in Proposal 1, for Proposal 2, and for “Every Two Years” in Proposal 3.

1.	To elect six members of the Board of Directors.

☐ FOR all nominees listed below (except as otherwise marked below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Instructions: To withhold authority to vote for any individual nominee, draw a line through that nominee’s name listed below.

Fred Bronson, DDS Molly Meakin-Rogers, MBA, CPA	Jack M. Cook, MHA Stephen T. Schuler, DMD	Fred H. Peck, DDS Mark Zigoris, DDS

2.	An advisory vote on executive compensation.

☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	An advisory vote on the frequency of holding an advisory vote on executive compensation.

☐ EVERY YEAR ☐ EVERY TWO YEARS ☐ EVERY THREE YEARS ☐ ABSTAIN

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.